CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee
Medium-Term Notes, Series B	–	$500,000,000	$35,650(1)
Debt Securities	–	$30,000,000,000	$4,092,000(2)
_______________

(1)
On December 8, 2010, the registrant paid $2,089,090 in registration fees in respect of future offerings of debt securities with a maximum aggregate offering price of $29,300,000,000. The registration fees for the Medium Term Notes, Series B referred to in the table above form part of, and shall be deducted from, the $2,089,090 previously paid.

(2)
Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933.  The registrant has instructed its bank to wire transfer $4,092,000 in additional registration fees to the Commission’s account in respect of future offerings of additional debt securities with a maximum aggregate offering price of $30,000,000,000.

Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated July 9, 2013
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89236TAP0

Principal Amount (in Specified Currency): $500,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: July 9, 2013
Original Issue Date: July 12, 2013
Stated Maturity Date: July 14, 2014

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on July 10, 2013 plus the Floating Rate Spread.
Interest Payment Dates: Each October 14, January 14, April 14, and July 14, beginning October 14, 2013

Net Proceeds to Issuer: $499,250,000
Agent: Toyota Financial Services Securities USA Corporation (“TFSS USA”)
Agent’s Discount or Commission: 0.15%
Agent’s Capacity:
    [X] Agent
    [  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate

[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Floating Rate Spread (+/-):  +0.00%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: July 12, 2013
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Period: Quarterly
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days: New York and London

Redemption:  Not Applicable

Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date: